DOR BioPharma, Inc.
1691 Michigan Avenue
Miami, Florida 33139
www.dorbiopharma.com

DOR BioPharma Reviews Year End 2006 Financial Results

Miami, FL. - March 12, 2007 - DOR BioPharma, Inc. (OTCBB: DORB) (“DOR” or the “Company”) announced today its financial results for 2006.

Revenues for 2006 were $2,313,020 compared to $3,075,736 in 2005. The revenue in both years was due to the September 2004 $6.5 million grant award from the National Institute of Allergy and Infectious Diseases (“NIAID”) for RiVaxTM and a $318,750 grant from the FDA for “Oral BDP for the Treatment of GI GVHD.”

The Company’s net loss for 2006 was approximately $8.2 million, or $0.13 per share, compared to $4.7 million, or $0.09 per share for 2005. The net loss primarily increased due to greater regulatory and filing costs associated with the preparation of the NDA filing for orBec®, the in-process research and development expense of $981,819 for acquiring all of the common stock of Enteron that the Company did not own, adjustments to revenue from the grants of $675,891, and an impairment expense for intangibles of $816,300. DOR currently has approximately $7.6 million in cash including the $2 million advance from Sigma Tau.

“2007 is off to a strong start for us,” said Christopher J. Schaber, Ph.D., President and CEO of DOR. “We remain on track for an ODAC panel meeting to review our orBec® NDA application on May 10, 2007, with an FDA PDUFA date of July 21, 2007. We also had our Phase 3 pivotal trial results along with our comprehensive mortality data published in the prominent peer-reviewed medical journal Blood. These events set up a very well received financing with institutional investors and members of DOR’s senior management and our Board. We are looking forward to and are focused on preparing for our upcoming ODAC panel meeting, and are optimistic that 2007 will continue to be a year of substantial progress.”

About DOR BioPharma, Inc.

DOR BioPharma, Inc. is a biopharmaceutical company developing products to treat life-threatening side effects of cancer treatments and serious gastrointestinal diseases, and vaccines for certain bioterrorism agents. DOR’s lead product, orBec® (oral beclomethasone dipropionate), is a potent, locally-acting corticosteroid being developed for the treatment of GI GVHD, a common and potentially life-threatening complication of bone marrow transplantation. DOR has filed an NDA with the FDA for the treatment of GI GVHD, and has received a PDUFA date of July 21, 2007.  In addition, the FDA’s Oncology Drug Advisory Committee (“ODAC”) will review the NDA for orBec® on May 9, 2007. An MAA with the EMEA for orBec® has also been filed and validated. orBec® may also have application in treating other gastrointestinal disorders characterized by severe inflammation.

Through its Biodefense Division, DOR is developing biomedical countermeasures pursuant to the recently enacted Project BioShield Act of 2004. DOR’s biodefense products in development are recombinant subunit vaccines designed to protect against the lethal effects of exposure to ricin toxin and botulinum toxin. DOR’s ricin toxin vaccine, RiVaxTM, has been shown to be safely tolerated and immunogenic in a Phase 1 clinical trial in normal volunteers.
[Missing Graphic Reference]
For further information regarding DOR BioPharma, please visit the Company's website located at www.dorbiopharma.com.

This press release contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, that reflect DOR BioPharma, Inc.’s current expectations about its future results, performance, prospects and opportunities, including statements regarding the potential use of orBec® for the treatment of gastrointestinal GVHD and the prospects for regulatory filings for orBec®. Where possible, DOR has tried to identify these forward-looking statements by using words such as "anticipates", "believes", "intends", or similar expressions. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. DOR also cannot assure you that it will be able to successfully develop or commercialize products based on its technology, including orBec®, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats, manufacturing and conducting preclinical and clinical trials of vaccines, and obtaining regulatory approvals, that its technologies will prove to be safe and effective, that its cash expenditures will not exceed projected levels, that it will be able to obtain future financing or funds when needed, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further grants and awards, maintain its existing grants which are subject to performance, enter into any biodefense procurement contracts with the U.S. Government or other countries, that the U.S. Congress may not pass any legislation that would provide additional funding for the Project BioShield program, that it will be able to patent, register or protect its technology from challenge and products from competition or maintain or expand its license agreements with its current licensors, or that its business strategy will be successful. Important factors which may affect the future use of orBec® for gastrointestinal GVHD include the risks that: because orBec® did not achieve statistical significance in its primary endpoint in the pivotal Phase III clinical study (i.e. a p-value of less than or equal to 0.05), the FDA may not consider orBec® approvable based upon existing studies, orBec® may not show therapeutic effect or an acceptable safety profile in future clinical trials, if required, or could take a significantly longer time to gain regulatory approval than DOR expects or may never gain approval; DOR is dependent on the expertise, effort, priorities and contractual obligations of third parties in the clinical trials, manufacturing, marketing, sales and distribution of its products; or orBec® may not gain market acceptance; and others may develop technologies or products superior to orBec®.  These and other factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, DOR's most recent reports on Form 10-QSB and Form 10-KSB. DOR assumes no obligation to update or revise any forward-looking statements as a result of new information, future events, and changes in circumstances or for any other reason.

Company Contact:     Investor Contacts:
Evan Myrianthopoulos             Lippert/Heilshorn & Associates
Chief Financial Officer     Anne Marie Fields (afields@lhai.com)
(786) 425-3848      (212) 838-3777
www.dorbiopharma.com    Bruce Voss (bvoss@lhai.com)
(310) 691-7100

# # #